Exhibit 99.1

Trupanion Appoints Richard Enthoven, Global Entrepreneur and Founder of Hollard Insurance Company Australia, as Independent Board Director
–A global entrepreneur with decades of experience growing insurance businesses worldwide, including pet insurance brands in Australia and South Africa
–Enthoven associated with Tarmac DLTFM LTD., holder of 8.6% of Trupanion outstanding shares

SEATTLE, WA. November 7, 2023 -- Trupanion, Inc. (Nasdaq: TRUP) has appointed Richard Enthoven, Director at PetSure Australia and Hollard Holdings Australia, as an independent director to the Company’s Board of Directors, effective today.

Tarmac DLTFM LTD. (“Tarmac”), an Enthoven family investment entity, purchased shares of Trupanion in the open market between July and October of 2023, amounting to approximately 8.6% of Trupanion’s outstanding shares.

“We are thrilled to have Richard join our Board of Directors," said Darryl Rawlings, Founder, CEO, and Chair of the Board. "Our years-long partnership with Richard through the joint venture with PetSure in Australia, together with the Enthoven family investment entity having acquired a recent 8.6% investment in Trupanion, speaks to both our alignment and belief in the future investment potential of pet medical insurance. These facts, combined with his experience in the global insurance industry and commitment to expanding Trupanion's global leadership position, makes him an invaluable addition to our Board.”

Mr. Enthoven currently serves on the Board of Directors of PetSure in Australia, where he previously served as Chair until December 2022. He is also involved with the Hollard Insurance Group in Australia, leading it as CEO until 2021 and currently serving as a Non-Executive Director. He is also the Chairman of Greenstone, Australia’s leading direct life insurance operation. His academic achievements include a Master of Science from the London School of Economics and a Bachelor of Arts from the University of Southern California.

"I am excited to join Trupanion’s Board because I believe in the significant potential of this business,” said Richard Enthoven, Trupanion board member. “I believe that pet insurance as a category, will be a rewarding long-term investment, and Trupanion is particularly well positioned. Underscoring my conviction is a meaningful ownership position our family investment entity has recently taken in Trupanion. I look forward to contributing to our shared vision of elevating Trupanion into a global leader in pet medical insurance.”

Since January of 2023, Trupanion has added four independent directors to its Board.
“On behalf of the board, I am pleased to welcome Richard to Trupanion,” said Murray Low, PhD, Lead Independent Director. “His unique entrepreneurial mindset and exceptional track record growing PetSure in Australia, among other companies globally, will be invaluable to us.”

About Trupanion
Trupanion is a leader in medical insurance for cats and dogs throughout the United States, Canada, Europe, Puerto Rico and Australia with over 960,000 pets enrolled. For over two decades, Trupanion has given pet owners peace of mind so they can focus on their pet's recovery, not financial stress. Trupanion is committed to providing pet owners with the highest value in pet medical insurance with unlimited payouts for the life of their pets. With its patented process, Trupanion is the only North American provider with the technology to pay veterinarians directly in seconds at the time of checkout. Trupanion is listed on NASDAQ under the symbol "TRUP". The company was founded in 2000 and is headquartered in Seattle, WA. Trupanion policies are issued, in the United States, by its wholly-owned insurance entity American Pet Insurance Company and, in Canada, by Omega General Insurance Company. Trupanion Australia is a partnership between Trupanion and Hollard Insurance Company. For more information, please visit trupanion.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, leadership succession plans, plans to declassify the Board, and expectations, plans, prospects and financial results for Trupanion, including, but not limited to, its expectations regarding its ability to continue to grow its enrollments and revenue, and otherwise execute its business plan. These forward-looking statements are based upon the current expectations and beliefs of Trupanion’s management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements made in this press release are based on information available to Trupanion as of the date hereof, and Trupanion has no obligation to update these forward-looking statements.

In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the ability to achieve or maintain profitability and/or appropriate levels of cash flow in future periods; the ability to keep growing our membership base and revenue; the accuracy of assumptions used in determining appropriate member acquisition expenditures; the severity and frequency of claims; the ability to maintain high retention rates; the accuracy of assumptions used in pricing medical plan subscriptions and the ability to accurately estimate the impact of new products or offerings on claims frequency; actual claims expense exceeding estimates; regulatory and other constraints on the ability to institute, or the decision to otherwise delay, pricing modifications in response to changes in actual or estimated claims expense; the effectiveness and statutory or regulatory compliance of our Territory Partner model and of our Territory Partners, veterinarians and other third parties in recommending medical plan subscriptions to potential members; the ability to retain existing Territory Partners and increase the number of Territory Partners and active hospitals; compliance by us and those referring us members with laws and regulations that apply to our business, including the sale of a pet medical plan; the ability to maintain the security of our data; fluctuations in the Canadian currency exchange rate; the ability to protect our proprietary and member information; the ability to maintain our culture and team; the ability to maintain the requisite amount of risk-based capital; our ability to implement and maintain effective controls, including over financial reporting; the ability to protect and enforce Trupanion’s intellectual property rights; the ability to successfully implement our alliance with Aflac; the ability to continue key contractual relationships with third parties; third-party claims including litigation and regulatory actions; the ability to recognize benefits from investments in new solutions and enhancements to Trupanion’s technology platform and website; and our ability to retain key personnel.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the Securities and Exchange Commission (SEC), including but not limited to, Trupanion’s Annual Report on Form 10-K for the year ended December 31, 2022 and any subsequently filed reports on Forms 10-Q, 10-K and 8-K. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at https://www.sec.gov or the Investor Relations section of Trupanion’s website at https://investors.trupanion.com.

Contacts:

Laura Bainbridge
Senior Vice President, Corporate Communications
Investor.Relations@trupanion.com
3